UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Blue Buffalo Pet Products, Inc.
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Blue Buffalo Pet Products, Inc.
11 River Road
Wilton, Connecticut 06897

April 19, 2016

To Our Stockholders:
We are pleased to invite you to attend the Annual Meeting of Stockholders of Blue Buffalo Pet Products, Inc. to be held on Thursday, June 2, 2016, at 10:00 A.M., local time, at Dolce Norwalk, 32 Weed Avenue, Norwalk, Connecticut, 06850.
The following pages include a formal notice of the meeting and the proxy statement. These materials describe various matters on the agenda for the meeting and provide details regarding admission to the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at the Annual Meeting, regardless of whether or not you plan to attend the meeting in person. You may vote your shares through any of the voting options available to you as described in this proxy statement.
We hope you will exercise your rights as a stockholder and fully participate in Blue Buffalo Pet Products, Inc.’s future. On behalf of management and our Board of Directors, we thank you for your continued support of Blue Buffalo Pet Products, Inc.

Sincerely,
Bill Bishop
Founder and Chairman

Blue Buffalo Pet Products, Inc.
11 River Road
Wilton, Connecticut 06897
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Blue Buffalo Pet Products, Inc.:
The 2016 Annual Meeting of Stockholders of Blue Buffalo Pet Products, Inc. (the “Company”) will be held at 10:00 A.M., local time, on Thursday June 2, 2016, at Dolce Norwalk, 32 Weed Avenue, Norwalk, Connecticut, 06850. The business matters for the Annual Meeting are as follows:

1.	The election of three Class I directors; and

2.	The ratification, in a non-binding vote, of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.
Stockholders who hold our common stock at the close of business on April 7, 2016, are entitled to receive notice of, attend, and vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided, or submit your voting instructions by telephone using the toll-free number printed on your proxy card or over the internet as described in the enclosed materials.
If you plan to attend the Annual Meeting and are a registered stockholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.
Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Stockholders of Blue Buffalo Pet Products, Inc. to be held on June 2, 2016:
This Proxy Statement and the Annual Report to Stockholders are available at http://ir.bluebuffalo.com.
The Board of Directors recommends that you vote FOR each of the proposals identified above.
By Order of the Board of Directors,
Lawrence Miller
Senior Vice President, General Counsel and Secretary
Wilton, Connecticut
April 19, 2016

Blue Buffalo Pet Products, Inc.

INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Why am I receiving this proxy statement?
The Board of Directors of Blue Buffalo Pet Products, Inc. (“we,” “us,” “our,” “Blue,” or the “Company”) is soliciting proxies for our 2016 Annual Meeting of Stockholders on June 2, 2016 (the “Annual Meeting”). This proxy statement and accompanying proxy card are first being mailed on or about April 19, 2016, to stockholders of record as of April 7, 2016, the record date.
You are receiving this proxy statement because you owned shares of Blue’s common stock on the record date and are, therefore, entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting. This proxy statement provides information about the matters on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following two proposals:

1.	The election of three Class I directors (see page 6); and

2.	The ratification, in a non-binding vote, of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year 2016 (see page 28).
Who is asking for my vote?
The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.
Who can attend the Annual Meeting?
All stockholders of record, or their duly appointed proxies, may attend the Annual Meeting.
What are my voting rights?
You are entitled to one vote for each share of common stock held by you on the record date. As of the record date, there were 196,221,296 shares of common stock issued and outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record for these shares. As the stockholder of record, you have the right to grant your voting proxy directly to the persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee, or nominee that holds your shares. Your broker, trustee, or nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.
What is a broker non-vote?
If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal 2 (the ratification, in a non-binding vote, of the appointment of KPMG as the Company's independent registered public accounting firm for the 2016 fiscal year). Therefore, your broker will not have discretion to vote on Proposal 1 (the election of three Class I directors) unless you specifically instruct your broker on how to vote your shares by returning your completed and signed voting instruction card.
What are my choices when casting a vote with respect to the election of Class I directors, and what vote is needed to elect the director nominees?
In voting on the election of Class I directors (Proposal 1), stockholders may:

1.	vote "FOR" any of the nominees, or

2.	vote "WITHHOLD" with respect to any of the nominees.

Pursuant to our by-laws, the nominees who receive a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting, and entitled to vote on the election of the directors at the Annual Meeting, will be elected as Class I directors. This means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. Votes that are "withheld" will not count as votes "for" or "against" a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal 1.
What are my choices when voting on the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2016, and what vote is needed to approve this Proposal?
In voting on the ratification of KPMG (Proposal 2), stockholders may:

1.	vote to ratify KPMG’s appointment,

2.	vote against ratifying KPMG’s appointment, or

3.	abstain from voting on ratifying KPMG’s appointment.
The approval of Proposal 2 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on Proposal 2 at our Annual Meeting. Abstentions will have the effect of a vote against this proposal.
What constitutes a quorum?
A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority in voting power of the issued and outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions, withheld votes in the election of the directors, and broker non-votes are counted as present for purposes of determining a quorum.
How does the Board recommend that I vote?
The Board recommends a vote:
FOR the election of each of the nominees for Class I directors (Proposal 1); and
FOR the ratification of the appointment of KPMG (Proposal 2).
How do I vote?
If you are a stockholder of record, you may vote in one of four ways. First, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting over the internet. Second, you may vote by touch-tone telephone by calling 1-800-690-6903. Third, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope. Fourth, you may vote in person at the Annual Meeting.
If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card. Follow the instructions on the voting instruction card in order to vote your shares. In order to vote in person as a beneficial owner, you must obtain a proxy from the broker, trustee, or nominee that holds your shares.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy card, you may change or revoke your vote at any time before your proxy votes your shares by submitting written notice of revocation to Lawrence Miller, Senior Vice President, General Counsel and Secretary of Blue Buffalo Pet Products, Inc., at the Company’s address set forth in the Notice of Annual Meeting, by submitting another proxy card bearing a later date, by voting in person at the Annual Meeting, or by voting by telephone, or over the internet (only your latest telephone or internet proxy submitted prior to the Annual Meeting will be counted). The powers granted by you to the proxy holders will be suspended if you attend the Annual Meeting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.
May I vote confidentially?
Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.
What happens if additional matters are presented at the Annual Meeting?
As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of stockholders, the Board intends for proxies to be voted in accordance with the judgment of the proxy holders.
Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.
How may I obtain a copy of the Company’s Annual Report?
A free copy of our fiscal 2015 Annual Report on Form 10-K (the “Annual Report”) accompanies this proxy statement and is available at http://ir.bluebuffalo.com. Stockholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Miller at the Company’s address set forth in the Notice of the Annual Meeting.
Who can help answer my questions?
If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Miller at the Company’s address set forth in the Notice of Annual Meeting or by calling us at 203-665-3388.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Role and Responsibilities of the Board of Directors
The Board represents stockholders’ interests and is responsible for fostering the long-term success and value of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment in the best interests of the Company and its stockholders. The Company is committed to conducting its business in accordance with ethical business principles. Integrity and ethical behavior are core values of the Company. The Board shall provide the best example of these values and shall reinforce their importance at appropriate times.
A director’s basic responsibility is to exercise his or her good faith business judgment in the best interests of the Company. In fulfilling this responsibility directors shall:

•	adhere to the Code of Ethics and Business Conduct, including acting pursuant to the duty of loyalty owed to the Company;

•	approve major strategic decisions and oversee, develop and implement Board policies;

•	provide oversight of risk assessment processes and processes designed to promote legal compliance;

•	monitor and assess performance and ask appropriate questions of management to address accountability with established goals;

•	stay well informed regarding the Company’s businesses;

•	oversee internal and external audit processes and financial reporting through the Audit Committee;

•	select, and, through the Compensation Committee, evaluate and approve the compensation of, the CEO;

•	review and approve compensation of other executive officers through the Compensation Committee;

•	oversee the Company’s disclosure controls and internal controls through the Audit Committee; and

•	perform such other functions as the Board believes appropriate or necessary, or as otherwise prescribed by rules or regulations.
Each director shall be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors absent evidence that makes such reliance unwarranted. The directors shall also be entitled (i) to the benefits of indemnification to the fullest extent permitted by the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), Bylaws and any indemnification agreements, and (ii) to exculpation as provided by Delaware law and the Articles of Incorporation.
The Board meets at least quarterly each year and special meetings may be held as specified in the Bylaws. Directors are expected to make every effort to attend and participate in Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary, to discharge properly their responsibilities. Directors are also expected to make every effort to attend the Annual Meeting of Stockholders.

Below is a list of our directors and their respective ages and a brief account of the business experience of each of them as of the date of this proxy statement:

Name	Age	Position
William Bishop	77	Chairman and Director
Raymond Debbane	61	Director
Philippe Amouyal	57	Director
Evren Bilimer	38	Director
Aflalo Guimaraes	46	Director
Michael A. Eck	53	Director
Frances Frei	52	Director
Amy Schulman	55	Director
Kurt Schmidt	59	Director and Chief Executive Officer
William (“Bill”) Bishop has served as Chairman since 2012 and has served as a member of our Board of Directors since 2007. Bill was President and Chief Executive Officer of Blue Buffalo Company, Ltd. from 2007 to 2012. Bill founded the Blue Buffalo Company in 2002 with his sons Billy Bishop, our President and Chief Operating Officer, and Chris Bishop. Bill has had a long career in advertising and consumer products marketing having started in agency account management for clients like P&G and Unilever. Bill then moved to the corporate side and ran the refreshment beverage business for General Foods until moving back to the advertising side as Chief Executive Officer of a number of agencies including MCA, Ally & Gargano and Ryan Direct Marketing before founding Sierra Communications. Over his long career, Bill has created advertising and marketing programs for many leading brands including Tropicana, Perrier, Nabisco and American Express. In 1995, Bill co-founded SoBe Beverages driving the brand building and product development of SoBe as Chief Operating Officer of SoBe Beverages until its sale to Pepsi in 2001. Bill graduated from Ohio Wesleyan University with a BA in 1961. Bill was selected to serve as a director because of his unique familiarity with our business, structure, culture and history as a co-founder of our business and his significant executive management and leadership experience.
Raymond (“Ray”) Debbane has been a director since 2007. Ray served as Chairman from 2007 to 2012. Ray is the President and Chief Executive Officer of Invus Group, LLC, a global investment firm based in New York which he co-founded in 1985. Ray is the chairman of the board of directors of Weight Watchers and Lexicon Pharmaceuticals. He is the Chief Executive Officer of Artal Group S.A., or Artal, and also serves as chairman or director of a number of private Artal or Invus portfolio companies. Before co-founding Invus, Ray was a management consultant in the Paris office of The Boston Consulting Group, where he served a number of major European and international companies. He holds a BS in agricultural sciences and agricultural engineering from American University of Beirut, an MS in food science and technology from the University of California at Davis, and an MBA from Stanford University. Ray is the Chairman of Action Against Hunger USA and a Trustee Emeritus of Connecticut College. Ray was also a member of the Board of Directors of Ceres, Inc. (NASDAQ: CERE) from March 1998 until December 2014. Ray was selected to serve as a director because of his experience as a management consultant and private equity investor and his extensive knowledge and understanding of corporate strategy, brand management, complex financial matters, and numerous and varied industries.
Philippe Amouyal has been a director since 2007. Philippe is a Managing Director of Invus Group, LLC. He joined Invus in 1999. Philippe is a director of Weight Watchers and Lexicon Pharmaceuticals and also serves on the boards of a number of private Artal or Invus portfolio companies. Prior to joining Invus, Philippe spent 15 years at The Boston Consulting Group in Paris and Boston, where he was a Vice President and Director and coordinated the global electronics and software practice from 1991 on. He holds an MS in engineering and a DEA in management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Philippe was selected to serve as a director because of his experience as a management consultant and private equity investor and his extensive knowledge and understanding of corporate strategy, information technology, research and development, and management operations and structures.
Evren Bilimer has been a director since 2012. Evren is a Managing Director of Invus Group, LLC. He joined Invus in 2002. Evren has served on the boards of a number of private Invus portfolio companies. Prior to joining Invus, Evren was a management consultant with McKinsey & Company in New York, where he worked with clients in a wide range of industries including the consumer sector and financial services. Evren graduated summa cum laude from Yale University, double majoring in Electrical Engineering and Economics. Evren was selected to serve as a director because of his experience as a management consultant and private equity investor and his extensive knowledge and understanding of corporate strategy, corporate finance and accounting and the consumer sector.
Aflalo Guimaraes has been a director since 2007. Aflalo is a Managing Director of Invus Group, LLC. He joined Invus in 1998. Aflalo also serves on boards of a number of private Invus portfolio companies. Prior to joining Invus, Aflalo worked at Marakon Associates where as a manager he led strategic consulting engagements for large multinational companies in a wide range of industries including financial services, retail and consumer products. Previously he worked at the Federal Reserve. Aflalo was also a member of the Board of Directors of Ceres, Inc. (NASDAQ: CERE) from December 2014 until April 2016. He holds an MBA from the University of Pennsylvania’s The Wharton School and a BA in Economics and Political Science from Yale University. Aflalo was selected to serve as a director because of his experience as a management consultant and private equity investor and his extensive knowledge and understanding of corporate strategy, corporate finance and accounting and the consumer sector.
Michael (“Mike”) A. Eck has been a director since 2015. Mike was the Global Head of the Consumer and Retail Investment Banking Group at Morgan Stanley from 2008 to 2014 until his retirement. Prior to that, Mike worked at Citigroup from 1993 to 2008, where he was most recently the Global Head of the Consumer and Retail Investment Banking Group, and at Credit Suisse First Boston from 1987 to 1993. Mike has recently joined M Klein and Company as a Senior Advisor. Mike is also a senior advisory board member of Shopkick, a board member of USA Ultimate and the co-founder and co-chairman of the board of Steer for Student Athletes. He holds a BS in finance from University of Virginia and an MS in management from Northwestern University. Mike was selected to serve as a director because of his experience as an investment banker and his extensive knowledge and understanding of corporate strategy, corporate financing and accounting, capital investment and operations and the consumer sector.
Frances Frei has been a director since 2014. Frances has been the UPS Foundation Professor of Service Management at Harvard Business School since July 2009, and has served as the Senior Associate Dean of Harvard Business School since July 2012. In addition, she was Chair of the MBA Required Curriculum at Harvard Business School and Course Head of the school’s innovative FIELD (Field Immersion Experience for Leadership Development) Method Course, which is Harvard Business School’s companion to the case method. Previously, she served at the Harvard Business School as Associate Professor from July 2003 to July 2009 and as Assistant Professor from July 1998 to July 2003. She holds a PhD in Operations and Information Management from The Wharton School at the University of Pennsylvania, an ME in Industrial Engineering from Pennsylvania State University and a BA in Mathematics from the University of Pennsylvania. Frances was previously a member of the Board of Directors of Advance Auto Parts, Inc. from 2009 until 2013, and currently serves as a member of the Board of Directors of Viewpost, LLC. Frances was selected to serve as a director because of her experience advising companies in operational excellence and her extensive knowledge and understanding of corporate strategy, organizational effectiveness and finance.
Amy Schulman has been a director since 2014. Amy is the Chief Executive Officer of Arsia Therapeutics, a Venture Partner in Polaris Partners, and a Senior Lecturer at Harvard Business School. Amy is a director of Alnylam Pharmaceuticals and Bind Therapeutics. Amy was previously the Executive Vice President and General Counsel of Pfizer from 2008 to 2013 and served as the Business Unit Lead for Pfizer’s Consumer Healthcare business from 2012 to 2013. Prior to Pfizer, Amy was a Partner at DLA Piper from 1998 to 2008. She received a JD from Yale Law School, and holds a BA from Wesleyan University. Amy also serves on the Board of Trustees of The Brookings Institution. Amy was selected to serve as a director because of her experience as a chief executive officer, general counsel and business leader, her extensive knowledge and understanding of corporate strategy and management operations and her financial expertise.
Kurt Schmidt has served as Chief Executive Officer and a member of our Board of Directors since 2012. Kurt brings deep experience in consumer products with decades of leadership experience in the United States and overseas at Kraft, Wrigley, Novartis and Nestlé. At Nestlé, Kurt was responsible for their $8 billion global Health & Wellness Division and he was a member of Nestlé’s Executive Committee. His responsibilities at Nestlé included Nestlé’s Maternal and Infant Nutrition (Gerber and Nestlé brands), Weight Management (Jenny Craig) and Sports Nutrition (Power Bar and Musashi) businesses. Kurt joined Nestlé in 2007 as part of its acquisition of Gerber Products from Novartis, where he was the President and Chief Executive Officer of Gerber from 2004 to 2007. Prior to Gerber, Kurt was the Head of Novartis Animal Health from 2002 to 2004. Kurt has a BS in Chemistry from the United States Naval Academy and an MBA from University of Chicago.
Board Committee Functions
Our Board has the following standing committees: Audit Committee and Compensation Committee. The charters for the Company’s Audit Committee and Compensation Committee are available free of charge on the Company’s website at http://ir.bluebuffalo.com under Corporate Governance: Committee Composition. The Board may also establish other committees to assist in the discharge of its responsibilities. The table below identifies the current committee members and committee chairpersons.

Director	Audit Committee	Compensation Committee
Philippe Amouyal		✓
Evren Bilimer		C
Michael A. Eck	C
Frances Frei	✓	✓
Amy Schulman	✓

✓	Member
C	Chair
Audit Committee
The Audit Committee consists of Michael A. Eck, who serves as the Chair, Amy Schulman and Frances Frei. The Board has determined that Michael A. Eck, Amy Schulman and Frances Frei qualify as independent directors under our Corporate Governance Principles, NASDAQ corporate governance standards applicable to boards of directors in general and audit committees in particular and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that Michael A. Eck qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The purpose of the Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting and legal compliance functions of the Company and its subsidiaries. The Audit Committee’s principal functions include assisting the Board of Directors in its oversight of the:

•	accounting, financial reporting and disclosure processes and adequacy of systems of disclosure and internal control established by management;

•	the audit of, and the quality and integrity of our financial statements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	overall risk management profile; and

•	our compliance with legal and regulatory requirements.
The Audit Committee meets from time to time in separate executive sessions with each of the representatives of KPMG, the Company’s independent registered public accounting firm, the Chief Financial Officer, and Internal Audit management.
The Audit Committee reviews the Company’s Code of Ethics and Business Conduct (the “Code”) periodically, as well as the adequacy of the policies included in the Code. The Audit Committee confirms with the Company’s executive officers periodically that the officers understand and are implementing those policies. The Audit Committee shall monitor compliance with the Code, investigate any alleged breach or violation of the Code, and enforce the Code.

The Audit Committee Report is included in this proxy statement on page 27.
Compensation Committee
The Compensation Committee consists of Frances Frei, Philippe Amouyal and Evren Bilimer, who serves as the Chair.
The purpose of the Compensation Committee is to discharge certain responsibilities of the Board of Directors relating to compensation for the Company’s Chief Executive Officer, executive officers and certain key personnel, and to ensure that management’s interests are aligned with the interests of the stockholders of the Company. The Compensation Committee is also responsible for determining compensation for non-employee directors. The Committee’s principal functions include:

•	setting our compensation program and compensation of our executive officers, directors and key personnel;

•	monitoring our incentive-compensation and equity-based compensation plans;

•	succession planning for our executive officers, directors and key personnel; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
The charter of the Compensation Committee permits the Committee to delegate any or all of its authority to one or more subcommittees.

This year's Compensation Committee Report is included in this proxy statement on page 20.
Ms. Frei has been determined to be independent as defined by our Corporate Governance Principles and NASDAQ corporate governance standards applicable to boards of directors in general and compensation committees in particular. Our Board has made no affirmative determination with respect to the independence of the other members of the Compensation Committee, Mr. Amouyal and Mr. Bilmer.
The sections below entitled “Director Compensation” and “Compensation Discussion and Analysis” (“CD&A”) include a description of the Compensation Committee’s processes and procedures for the consideration and determination of director and executive compensation matters, including the role of independent consultants in those processes and procedures.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
We are parties to certain transactions with Invus L.P. our controlling shareholder (our “Sponsor”) and certain of our directors described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions.”
Board and Committee Meetings
During fiscal 2015, our Board met five times and acted by unanimous written consent five times. Our Audit Committee met five times and did not act by unanimous written consent. Our Compensation Committee met three times and acted by unanimous written consent one time. All of our directors attended at least 75% of the fiscal 2015 meetings of the Board and at least 75% of the fiscal 2015 meetings of each committee on which the director served.
Communication with Directors

A stockholder or other interested party may submit a written communication to the Board or to individual non-management directors. The submission must be delivered to Mr. Miller at the Company's address set forth in the Notice of Annual Meeting. Mr. Miller will, as appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.

Board Leadership Structure

Our Corporate Governance Principles, which can be found on our website at http://ir.bluebuffalo.com under Corporate Governance Principles, provide the Board of Directors flexibility in determining its leadership structure. Currently Mr. Schmidt serves as our CEO and Mr. Bishop serves as Chairman of our Board of Directors. The Board Chairman presides at all meetings of our stockholders and of the Board of Directors as a whole, except for its executive sessions of independent directors, and performs such other duties as may be designated in our Bylaws or by the Board. The Board will continue periodically to evaluate our leadership structure and determine whether continuing the separate roles of CEO and Board Chairman is in our best interest based on circumstances existing at the time.

Risk Oversight
The Board exercises risk oversight through its interactions with management and through extensive discussions among the Board members. The Board meets regularly with management to discuss and consider potential risks that the Company may be facing. The Audit Committee of the Board evaluates the Company’s risk management profile with input from management and KPMG, and reports any such risk matters to the entire Board for discussion and decision-making. The full Board considers operational and strategic risks of the Company. In addition, as discussed in the CD&A section of this proxy statement, the Compensation Committee considers risks associated with the Company’s compensation programs and works closely with its compensation consultant to ensure that the Company’s compensation programs and practices incentivize our executives and other associates to act in the best interests of the Company’s stockholders. Also, the Compensation Committee oversees succession planning risks associated with our Chief Executive Officer and other executive officers. The succession plan is reviewed annually to ensure the plan is current and reflects the foreseeable needs of the Company. Frances Frei, a member of both Committees, is able to share with each Committee any risks the other Committee is evaluating.

Controlled Company Exemption
Affiliates of Invus beneficially own more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we are a “controlled company” as set forth in Rule 5615 of the NASDAQ Listing Rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect to utilize exemptions from certain corporate governance standards, including the requirement (1) that a majority of the Board of Directors consist of independent directors, (2) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our director nominations be made, or recommended to the full Board of Directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. We are currently utilizing these exemptions and expect to continue to do so. In the event that we cease to be a “controlled company” and our shares continue to be listed on NASDAQ, we will be required to comply with these provisions within the applicable transition periods.

Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. Our Code of Ethics and Business Conduct is available on our website. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics and Business Conduct on our website.
Director Independence
Under our Corporate Governance Principles and the NASDAQ Listing Rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Corporate Governance Principles define independence in accordance with the independence standards in the current NASDAQ corporate governance rules for listed companies. Our Corporate Governance Principles require the Board to review the independence of all directors at least annually, subject to an election by the Company to rely on the exemption for controlled companies and the applicable transition periods under the applicable NASDAQ Listing Rules.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NASDAQ independence definition, the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation and determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board has affirmatively determined that each of Mr. Eck, Ms. Frei and Ms. Schulman is independent under the guidelines for director independence set forth in the Corporate Governance Principles and under all applicable NASDAQ guidelines, including with respect to committee membership. Our Board has made no affirmative determination with respect to the independence of Messrs. Bishop, Debbane, Amouyal, Bilimer, Guimaraes and Schmidt with respect to board or committee membership.
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
Director Nomination Process
We do not have a standing nominating committee, though we intend to form a nominating committee as and when required to do so by law or NASDAQ rules. In addition, as noted above, we are currently utilizing the exemption for controlled companies from Rule 5605(e)(2) of the NASDAQ Listing Rules, which requires that director nominations be made, or recommended to the full Board of Directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. As a controlled company, the Board believes it is appropriate that the full Board carry out the responsibility of selecting or approving director nominees in accordance with our Corporate Governance Principles and the investor rights agreement.
The Board weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and nominates such candidates for election by our stockholders. As the application of these factors involves the exercise of judgment, the Board does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Board does at a minimum assess each candidate’s integrity, accountability, skills, experience, independence and ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. The Board may identify candidates for election to the Board on its own, or by considering recommendations from stockholders, officers and employees of the Company and other sources that the Board deems appropriate. The Board may retain a third-party search firm to assist in the identification of possible candidates for election to the Board.

PROPOSAL 1
ELECTION OF CLASS I DIRECTORS
The Board of Directors is currently divided into three classes.
The Board of Directors has nominated for re-election, Michael A. Eck, Frances Frei and Kurt Schmidt (the “Nominees”) to hold office for a three-year term expiring at the 2019 Annual Meeting, or until their respective successors are elected and qualified. Michael A. Eck, Frances Frei and Kurt Schmidt have consented to serve as directors if elected at the Annual Meeting. If for any reason, any of these Nominees become unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the proxy will have the authority to vote for substitute nominees. The Company does not anticipate that any of the Nominees will be unable or unwilling to serve.
The Board of Directors has determined that Michael A. Eck and Frances Frei are “independent” under the NASDAQ listed company rules and applicable law.
Class I Nominees—Terms Expiring at the Annual Meeting

Name	Age	Director Since
Michael A. Eck	53	2015
Frances Frei	52	2014
Kurt Schmidt	59	2012
The individuals who will continue to serve as Class II and Class III directors after the Annual Meeting are:
Class II Directors—Terms Expiring at the Annual Meeting in 2017

Name	Age	Director Since
Philippe Amouyal	57	2007
Aflalo Guimaraes	46	2007
Amy Schulman	55	2014
Class III Directors—Terms Expiring at the Annual Meeting in 2018

Name	Age	Director Since
William Bishop	77	2007
Raymond Debbane	61	2007
Evren Bilimer	38	2012
The Board recommends a vote FOR the election of Michael A. Eck, Frances Frei and Kurt Schmidt as Class I directors.

DIRECTOR COMPENSATION
To ensure the compensation we offer is sufficient to recruit and retain highly qualified non-employee directors, our Compensation Committee, working with our independent compensation consultant, established a non-employee director compensation program that we believe reinforces our practice of encouraging stock ownership by our non-employee directors.  In setting these competitive pay levels we do not numerically benchmark the total compensation of our directors or any discrete element of director compensation against a peer group.  We do, however, review peer group data and use it as a reference point to understand director compensation trends.  The peer group is comprised of the same companies that we use for NEO compensation and is described under the "Compensation Discussion and Analysis - Pay Positioning and Peer Group."
For fiscal 2015, our Chairman Bill Bishop received an annual retainer of $400,000 pro-rated up until our initial public offering. Michael A. Eck, Frances Frei and Amy Schulman also received an annual retainer of $145,000 up until our initial public offering. Concurrent with our initial public offering, Michael A. Eck, Frances Frei and Amy Schulman received a one-time fully-vested grant of our common stock with a three year holding restriction valued at approximately $85,000.
Subsequent to our initial public offering, our Chairman Bill Bishop receives an annual retainer of $180,000, and each of our other non-employee directors receives an annual retainer of $60,000, paid on a quarterly basis in arrears. In addition, as our Chairman, Bill also receives an annual fully-vested grant of our common stock valued at approximately $220,000 and each of our other non-employee directors receive an annual fully vested grant of our common stock valued at approximately $85,000, in each case, with a three year holding restriction. For fiscal 2015, the annual equity award was pro-rated for the period from the expected consummation of the initial public offering to the Annual Meeting. Our Audit Committee Chairman and Audit Committee members also receive an additional retainer of $15,000 and $7,500, respectively, paid on a quarterly basis in arrears. Our Compensation Committee Chairman and Compensation Committee members also receive an additional retainer of $10,000 and $5,000, respectively, paid on a quarterly basis in arrears.
All of our directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board of Directors or one of its committees.
The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for fiscal 2015.
FISCAL 2015 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($) (3)	Total ($)
Bill Bishop	$308,333	$183,000	$27,018	$518,351
Philippe Amouyal	$32,500	$71,000	$—	$103,500
Evren Bilimer	$35,000	$71,000	$—	$106,000
Raymond Debbane	$30,000	$71,000	$—	$101,000
Michael A. Eck	$96,058	$156,000	$—	$252,058
Frances Frei	$127,681	$156,000	$—	$283,681
Aflalo Guimaraes	$30,000	$71,000	$—	$101,000
Amy Schulman	$125,181	$156,000	$—	$281,181

(1)	This column reports the amount of cash compensation earned in 2015 through annual cash retainers.

(2)	On July 21, 2015, the Company granted shares of fully vested common stock to each of its directors with a grant date fair value of $20.00 per share. Amounts shown represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718 and based solely on the closing price of our common stock on the date of grant. The following table sets forth the number of fully vested common shares granted by director:

Name	Common stock granted
Bill Bishop	9,150
Philippe Amouyal	3,550
Evren Bilimer	3,550
Raymond Debbane	3,550
Michael A. Eck	7,800
Frances Frei	7,800
Aflalo Guimaraes	3,550
Amy Schulman	7,800
(3) This column reports the amount of all other compensation earned in 2015. The amount reported reflects Company-paid medical, dental, vision, and life insurance premiums and a car allowance.

EXECUTIVE OFFICERS
Below is a list of our executive officers, other than Mr. Schmidt, whose biographical information is presented under "Role and Responsibilities of the Board of Directors" above, and their respective ages and a brief account of the business experience of each of them as of the date of this proxy:

Name	Age	Position
Michael Nathenson	52	Executive Vice President, Chief Financial Officer and Treasurer
William Bishop, Jr.	45	President and Chief Operating Officer
Michael (“Mike”) Nathenson has served as our Executive Vice President, Chief Financial Officer and Treasurer since 2012. Mike brings a deep financial and strategic background in consumer products with significant leadership experience at PepsiCo and Dean Foods. Mike was with Dean Foods from 2009 to 2012, where he was most recently the Chief Financial Officer of the Dean Foods Dairy Group. At PepsiCo, Mike spent almost 14 years in a variety of operational finance roles including as the Chief Financial Officer of Frito Lay’s Australia subsidiary from 2000 to 2004. He then moved to the corporate side where he led PepsiCo’s FP&A group from 2004 to 2008 and was Senior Vice President of Investor Relations from 2008 to 2009. Mike has a BS in Chemical Engineering from Washington University and an MBA from Harvard Business School.
William (“Billy”) Bishop, Jr. has served as President since 2012 and has served as Chief Operating Officer since 2003. Billy co-founded the Blue Buffalo Company with his father Bill Bishop, the Chairman of our Board, and his brother Chris Bishop in 2002. He has been leading Marketing, Product Development and Operations since our founding. Billy was Vice President of Marketing at SoBe leading its ground breaking guerilla marketing strategy until its sale to Pepsi in 2001. Billy was also an Account Manager at Sierra Communications from 1993 to 1995. Billy has a BA in Sports Marketing from Ohio Wesleyan University.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion & Analysis (“CD&A”) is intended to provide our stockholders with a complete understanding of the compensation programs in place for our named executive officers (“NEOs”) for 2015 as well as insights into why the programs support the company’s strategy and objectives and ultimately provide for strong alignment with our stockholders. The Executive Summary is intended to provide an overview of the elements of our compensation program that we believe are of the most interest to our stockholders, while the full CD&A provides further details on our programs and practices. Our NEOs for fiscal 2015 were:

•	Kurt Schmidt, our Chief Executive Officer and Director

•	Mike Nathenson, our Executive Vice President, Chief Financial Officer and Treasurer

•	Billy Bishop, our President and Chief Operating Officer.
The Executive Summary to our CD&A which highlights the following:

•	Executive compensation philosophy;

•	Material elements of our compensation program; and

•	Pay for performance alignment.
The remainder of the CD&A, provides more detail on specific information concerning compensation, including:

•	Mix of salary, cash incentive compensation and long-term incentive compensation;

•	Weighting of performance measures used to determine compensation;

•	Reasons for selecting particular companies as peers for benchmarking compensation;

•	Discussion of our stock ownership guidelines; and

•	Description of our other compensation related practices, including change in control benefits.
Executive Summary
Compensation Philosophy and Objectives
Our strong performance-oriented culture is built on the goal of delivering high-quality, natural pet foods and pet products. This is only possible with the exceptional talent and dedication of our entire team (the “Herd”). Compensation plays an important part in reinforcing our strong culture and the need to deliver exceptional performance that benefits our stockholders. To that end, we have structured our compensation programs with an underlying philosophy that supports the following objectives for our NEOs and our management team more broadly:

•	Attracts, motivates and retains superior executive talent as we continue to execute our growth initiatives;

•	Encourages strong financial performance on an annual and long-term basis;

•	Delivers a significant portion of compensation in vehicles that are “at risk” such that less compensation is earned if we do not meet our goals and more is earned if we exceed our goals;

•	Aligns the interests of our executive officers and stockholders by rewarding executive officers for behaviors that drive stockholder value creation; and

•	Encourages executives to take calculated risks that will drive our growth, but does not encourage excessive risk taking.

Compensation Program Highlights
The key components of our compensation programs are outlined below with a more detailed description later in the CD&A.

Compensation Component	Description	Objective
Base Salary	Ongoing fixed component of compensation	● Compensates executives for executing their responsibilities ● Assists with recruiting and retaining talent
Annual Incentive
Cash incentive that pays out between 0 and 200% of the target amount based on Net Sales growth and Adjusted Operating Income Margin (with the exception of Mr. Schmidt whose cap is 150% ) over a one year period

● Drives and rewards for meeting and exceeding financial targets
● Reinforces key operating objectives that drive long-term value for stockholders
● Focuses on overall corporate performance to support the “Herd” culture

Cash Long-Term Incentive
Cash incentive that pays out after three years if we achieve our growth objectives relative to Adjusted Net Income CAGR
This was a bridge program until we implemented our post-IPO equity- based long-term equity incentive program
Participants can earn between 0 and 150% of their target award based on performance

● Rewards for long-term sustained financial growth which drives long-term value for stockholders
● Assists with retention
● Provides strong line-of-sight and liquidity, which complements the stock option component of the long-term incentive (see discussion of hire-on stock options)

Stock Options
Mr. Schmidt and Mr. Nathenson were awarded stock options. These stock options have a 5 year annual-vesting schedule (to be fully vested in December 2017).
Upon the exercise of their options, the shares are subject to a lock-up under the Amended and Restated Investor Rights Agreement.

● Creates strong alignment with stockholders as executive only realizes value when the stock price increases
● Provides significant upside if we achieve our growth objectives
● While no new stock options were granted under this program since the initial on-hire grants, Mr. Schmidt and Mr. Nathenson still hold unvested stock options that assists with retention

Stock ownership guidelines	NEOs are required to hold stock equal to a multiple of their salary (5x for Mr. Schmidt and 3x for Mr. Nathenson and Mr. Bishop)	● Further aligns the interests of the executives and stockholders ● Assists in mitigating incentives to take excessive risk
The table below highlights our executive compensation practices. The left column outlines the practices we believe are conducive to encouraging sound performance by our executives and support a strong governance culture. The right column describes those practices that we have chosen not to implement because we believe they do not further align stockholders’ long-term interests.

What we do:	What we don’t do:
✓ Ensure our NEO’s meet robust stock ownership guidelines	✗ No guaranteed annual salary increases or annual bonuses, unless needed for recruitment purposes
✓ Ensure performance-based compensation comprises a significant portion of executive compensation	✗ No excise tax gross-ups for any executive severance agreements
✓ Provide for the ability to "clawback" awards granted under our 2015 stock incentive plan	✗ No hedging or short selling company shares permitted under our Insider Trading Policy
✓ On-going long-term incentive grants will have double trigger vesting on change in control	✗ No incentivizing short-term results to the detriment of long term goals and results
✓ Use an independent compensation consultant to advise the Committee	✗ No compensation plans that encourage excessive risk taking
✓ Cap annual and long-term cash incentive payouts	✗ No repricing of underwater options without stockholder approval
✓ Limited perk policy
Pay Positioning and Peer Group

We do not numerically benchmark the total target compensation of our NEOs or any discrete element of NEO compensation (salary, annual bonus and long-term incentive) against a peer group. However, we do review peer group data and use it as a reference point to understand compensation trends for executives who serve at similar levels. The peer group is comprised of consumer/brand companies of similar size that have similar macroeconomic characteristics, competitive dynamics and growth trajectories. The peers selected are detailed below:

Annie’s, Inc.	LinkedIn Corporation
B&G Foods Inc.	Lululemon Athletic Inc.
Boston Beer Co. Inc.	Monster Beverage Corporation
Deckers Outdoor Corp.	Post Holdings, Inc.
Elizabeth Arden, Inc.	Prestige Brands, Holdings, Inc.
The Hain Celestial Group, Inc.	Select Comfort Corporation
J&J Snack Foods Corp.	Shutterfly, Inc.
Pay Mix

In general, we tend to place a greater emphasis on long-term incentives. We believe a majority of a senior executive's compensation should be performance-based and oriented toward long-term compensation.

The mix of base salary, annual bonus and long-term incentives for the CEO is presented below. Long-term incentives exclude the 2012 sign-on stock option grant. We have also provided a comparison of target pay mix to the peer group average.
Pay for Performance
We utilize compensation to further align our executives with those of our stockholders, as we believe it is important to link pay with performance and long-term stockholder value. As such, executives should be incentivized through their compensation to create value for our stockholders. Accordingly, the total compensation earned by our executives depends on the achievement of Company performance targets.  Our executives earn larger amounts when the Company achieves superior performance and smaller amounts if we do not achieve target performance.

Base Salary
We provide base salary to our NEOs and other employees to compensate them for services rendered during the year. The base salaries of our NEOs are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. We do not apply specific formulas to determine increases. Generally, executive officers’ base salaries are adjusted during the first quarter of each year.
The 2015 base salaries were set by our Compensation Committee based on the recommendations of our CEO, other than with respect to his own salary, which was set by the Board of Directors upon the recommendations of the Compensation Committee in executive session without the CEO present. The base salaries paid to our NEOs in 2015 were as follows:

Kurt Schmidt	$653,727
Mike Nathenson	$327,866
Billy Bishop	$293,421
Annual Cash Incentive Compensation
Our annual cash incentive award is designed to reward our NEOs based on Company performance. Our Compensation Committee establishes a target award opportunity for each NEO on an annual basis, usually in the first quarter of each year. In March 2016, our Compensation Committee approved annual cash incentive awards payable under the fiscal 2015 annual incentive compensation plan.
Each NEO’s target annual bonus is typically expressed as a percentage of base salary. For fiscal 2015, the NEOs’ target bonus opportunities (as a percentage of each executive’s base salary) were as follows: Mr. Schmidt, 100%, Mr. Nathenson, 67% and Mr. Bishop, 67%. The NEOs’ maximum bonus opportunities (as a percentage of such executives’ target bonus opportunities) were as follows: Mr. Schmidt, 150%, Mr. Nathenson, 200% and Mr. Bishop, 200%.

For fiscal 2015, annual cash incentive awards were based on achievement of a combination of net sales and adjusted operating income margin goals. Adjusted operating income margin excludes the effects of extraordinary, unusual or infrequently occurring events. The net sales component composed 70% of the total award opportunity, and the adjusted operating income margin component composed 30% of the total award opportunity. The following table outlines the financial performance targets for 2015:

(dollars in millions)	Net Sales (70%)	Adjusted Operating Income Margin (30%)
Threshold Performance	$989	18.17%
Target Performance	$1,042	20.17%
Maximum Performance	$1,146	24.17%
The actual fiscal 2015 annual cash incentive awards for the NEOs were determined by multiplying their respective target annual bonus amounts by the sum of (1) the net sales component weighted achievement factor (70% multiplied by the net sales payout percentage) and (2) the adjusted operating income margin component weighted achievement factor (30% multiplied by the adjusted operating income margin component payout percentage). The financial performance component payout percentages were determined by calculating our achievement against the net sales and adjusted operating income margin targets based on the pre-established scales set forth in the following tables:

	Threshold	Target	Maximum
Net Sales Performance Percentage of Target	95%	100%	110%
Net Sales Payout Percentage	50%	100%	200%
Adjusted Operating Income Margin Performance Percentage of Target	90%	100%	120%
Adjusted Operating Income Margin Payout Percentage	50%	100%	200%
For performance percentages between the specified threshold, target and maximum levels, the resulting payout percentage would have been adjusted on a linear basis.
Our fiscal 2015 net sales performance as a percentage of target net sales performance was 98.6%, which resulted in a payout percentage of 86% and a weighted achievement factor of 60%. Our fiscal 2015 adjusted operating income performance as a percentage of target adjusted operating income performance was 101.7%, which resulted in a payout percentage of 108% and a weighted achievement factor of 33%. This resulted in a combined achievement factor of 93%.
The following table illustrates the calculation of the annual cash incentive awards payable to each of our NEOs under the fiscal 2015 annual incentive compensation plan based on the financial performance results. These awards are also reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

	December 31, 2015 Ending Salary	Bonus Target Percentage	Bonus Target Amount	Combined Achievement Factor	Actual Bonus Paid
Kurt Schmidt	$659,455	100%	$659,455	93%	$613,293
Mike Nathenson	$330,037	67%	$221,125	93%	$205,646
Billy Bishop	$300,245	67%	$201,164	93%	$187,083

Long-term Cash Incentive Compensation
In 2015, the Compensation Committee approved a one-time long-term cash incentive program designed to reward our NEOs, along with other members of management, for long-term corporate performance based upon our adjusted net income growth in advance of what we anticipated would be an annual long-term equity incentive program beginning in 2016. Each NEO’s target long-term cash incentive award is expressed as a percentage of base salary as of January 1, 2015, and were as follows: Mr. Schmidt, 250%, Mr. Nathenson, 125% and Mr. Bishop, 125%.

	January 1, 2015 Salary	LTI Target Percentage	LTI Target Amount	LTI Max Amount
Kurt Schmidt	$636,540	250%	$1,591,350	$2,387,025
Mike Nathenson	$321,360	125%	$401,700	$602,550
Billy Bishop	$272,950	125%	$341,188	$511,782

The long-term cash incentive awards were granted on January 1, 2015, and will vest after 3 years in varying degrees based upon our adjusted net income compounded annual growth rate, or CAGR, at December 31, 2017, relative to our adjusted net income for fiscal 2014. Depending on the CAGR achieved, the amount of cash incentive compensation received at the end of the performance period will range from 0% of the target award for below threshold performance up to 150% of the target award for maximum performance. The Compensation Committee evaluates the difficulty of achieving CAGR targets and considers both the historic performance of the Company, and the CAGR targets established for the upcoming fiscal year. This evaluation is conducted with a view to driving stockholder value, paying our NEOs competitively, and rewarding superior financial performance. The Compensation Committee's intent is to set targets that are challenging but reasonably achievable.

Long-term Equity Incentive Compensation
We use equity awards to incentivize and reward our executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders.
We currently have two long-term equity incentive plans: the 2012 Stock Purchase and Option Plan of Blue Buffalo Pet Products, Inc., or the 2012 Plan, and the Blue Buffalo Pet Products, Inc. Omnibus Incentive Plan, or the 2015 Plan. Pursuant to the 2012 Plan we have provided long-term equity compensation to Mr. Schmidt and Mr. Nathenson in the form of stock options.
In 2016 we implemented a new long-term equity incentive program consisting of stock options and restricted stock units for senior leaders to be granted under the 2015 Plan. We believe stock options inspire high growth and long-term mentality, while restricted stock aids in retention. For the NEOs the awards will be 2/3 stock options and 1/3 restricted stock units, in each case cliff vesting at the end of three years.

Options Granted in Previous Fiscal Years
There were no long-term equity incentive awards granted to our NEOs in fiscal 2014 and 2013. In fiscal 2012, in connection with the commencement of their employment with us, each of Mr. Schmidt and Mr. Nathenson were granted incentive stock options that are subject solely to time-based vesting restrictions. The time-based vesting criteria will be satisfied in equal installments on the first five anniversaries of the grant date, subject to continued employment with us through the applicable vesting dates.
Any fully vested options will generally remain outstanding and exercisable for 90 days after termination of employment, although this period is extended to one year if the termination of employment is due to death, “permanent disability” or “retirement” (as such terms are defined in the incentive stock option agreement), and any fully vested options will immediately terminate if the named executive officer’s employment is terminated by us for “cause” (as defined in the incentive stock option agreement). Any vested options that are not exercised within the applicable post-termination exercise window will terminate.
In connection with the option grants, Mr. Schmidt and Mr. Nathenson became parties to the investor rights agreement, which has been amended and restated. See “Certain Relationships and Related-Party Transactions-Investor Rights Agreement.” In addition, Mr. Schmidt and Mr. Nathenson also executed standard confidentiality, non-competition and proprietary rights agreements with the Company. These agreements subject Mr. Schmidt and Mr. Nathenson to restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition, non-disparagement and non-solicitation of our employees, consultants and customers at all times during employment, and for one year after any termination of employment.
2016 Equity Awards

In March 2016, in connection with our annual review of our compensation for executives, upon the recommendation of our Compensation Committee the Board of Directors determined to grant to each of our NEOs (1) options and (2) restricted stock units (“RSUs”) based on a multiple of the NEO’s base salary.  Upon the recommendation of the Compensation Committee the Board of Directors determined these awards should be more heavily weighted towards options, with 67% of the total target value of the March 2016 equity award grants to our NEOs allocated to options and the remaining 33% allocated to RSUs. Both the options and the RSUs to be granted to our NEOs will vest in full on the third anniversary of the grant date, subject to continued employment through the applicable vesting date.

For fiscal 2016 our NEOs were granted options and RSUs on April 1, 2016 in the following amounts: Mr. Schmidt was granted 146,527 options and 22,128 RSUs, Mr. Bishop was granted 33,677 options and 5,085 RSUs, and Mr. Nathenson was granted 36,207 options and 5,467 RSUs.
Compensation Risk Assessment

Our Compensation Committee, with assistance from Compensation Advisory Partners (“CAP”), reviewed our incentive compensation program to assess whether the program encourages risks that are reasonably likely to have a material adverse effect on Blue Buffalo. The Committee’s review included an assessment of Blue Buffalo’s broad-based incentive compensation plans in addition to the compensation program for our NEOs. Several factors that mitigate compensation risk were identified, including award caps, multiple performance metrics, multi-year vesting/performance periods, clawback provisions and stock ownership guidelines. Further, final decisions regarding our executive compensation policies and practices, as well as individual NEO compensation outcomes, are made by the Compensation Committee. Based on these findings, the Compensation Committee has determined that our incentive compensation program does not create risks that are reasonably likely to have a material adverse effect on us.

Hedging and Pledging
Our Amended and Restated Insider Trading Policy prohibits our directors, officers and employees from engaging in certain transactions involving our securities, including hedging and publicly traded options. The Amended and Restated Insider Trading Policy also prohibits our directors, officers and employees from holding any of our securities in a margin account or pledging any of our securities as collateral for a loan, unless pre-cleared by the board in the case of directors and senior officers and a committee of senior officers in the case of all other employees. None of our directors or executive officers have pledged any of our securities as collateral for a loan.
Clawback

The Compensation Committee, in its sole discretion, has the ability to cancel awards granted under the 2015 Plan and/or require the repayment of any gains realized on the vesting or exercise of such awards if the executive violates any restrictive covenant or agreement by which the executive is bound or otherwise has engaged in or engages in any other detrimental activity, including fraud.  In addition, all awards granted under the 2015 Plan are subject to any clawback policy adopted by the Board or the Compensation Committee from time to time or any clawback provisions required by applicable law.  Further, if the executive receives any amount in excess of the amount that the executive should have otherwise received under the terms of any award granted under the 2015 Plan for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the executive will be required to repay any such excess amount to the Company. We plan to adopt a formal clawback policy that complies with regulations mandated under the Dodd-Frank Act when the applicable rules become effective.

Role of the Compensation Committee, Compensation Consultant and Management
The Compensation Committee retains an independent compensation consultant, CAP to provide information, analyses and advice regarding executive and director compensation. CAP reports directly to the Compensation Committee and provides only executive compensation consulting.

At the discretion of the Committee, CAP has provided the following services:

•	Evaluated the competitive positioning of select executives’ target total compensation relative to peers;

•	Developed the peer group;

•	Advised the Committee on performance measures, performance targets and payout leverage for the annual incentive incentive plan;

•	Advised the Committee on long-term incentive plan mix/vehicles, performance measures and payout leverage for the new long-term incentive plan;

•	Assisted in developing the cash LTIP;

•	Assisted in developing share ownership guidelines;

•	Determined appropriate equity share reserve for long-term incentive and ongoing equity usage;

•	Assisted Compensation Committee with a risk assessment to determine whether any elements of our compensation programs encourage the taking of excessive risk;

•	Assisted with the development of a director compensation program; and

•	Assisted with the preparation of this CD&A.

At the direction of the Committee, our Chief Executive Officer makes recommendations for base salary and annual cash incentive compensation for our NEOs, other than himself. He does not participate in the determination of his own compensation.

Stock Ownership Guidelines
In order to align our interests with those of stockholders, we have adopted stock ownership guidelines that are applicable to our named executive officers Each NEO must maintain ownership of a sufficient number of shares of Common Stock having a marketing value equal to the applicable multiple of their annual base salary:

Stock Ownership as Multiple of Base Salary
Kurt Schmidt	5x
Mike Nathenson and Billy Bishop	3x
Shares that count towards the guideline include:

•	Shares owned directly (regardless of how/when acquired);

•	Shares owned indirectly (e.g., by a spouse, partnership, LLC, trust or other similar vehicle through which the Participant is deemed to be the beneficial owner of such shares of common stock);

•	Vested restricted stock, restricted stock units or phantom stock; and

•	Shares underlying “in-the-money” vested stock options under our incentive plans.
Compliance with these ownership guidelines will be measured on the last trading day of each calendar year, using each NEO’s base salary then in effect and the closing price of our common stock on that day.

Employment Agreements for NEOs
We do not have formal employment agreements with any of our NEOs. However, we typically enter into offer letters with our executive officers. In connection with the commencement of their employment in 2012, we entered into offer letters with Mr. Schmidt and Mr. Nathenson setting forth their initial compensation and benefits. In addition, under the terms of the their offer letters, Mr. Schmidt and Mr. Nathenson are entitled to change in control benefits, which are described in detail below. See “Potential Payments Upon Termination or Change of Control.”
401(k) Plan
We have established a tax-qualified Section 401(k) retirement savings plan, or the 401(k) Plan, for employees, including our NEOs, who satisfy certain eligibility requirements. The 401(k) Plan permits employee contributions up to statutory limits, of which we provide matching contributions of up to 4% of the employee’s eligible compensation contributed to the 401(k) Plan, at a rate of 100% on the first 3% of the employee’s eligible compensation contributed to the 401(k) Plan and 50% on the next 2% of the employee’s eligible compensation contributed to the 401(k) Plan. Employees are 100% vested in matching Company contributions when such contributions are made. We may make non-elective contributions to employees. Employees become 20% vested in non-elective contributions per year of service up to 100% vested after five years of service.
Other Benefits and Perquisites
We offer minimal other benefits and perquisites to our NEOs. For fiscal year 2015, all our NEOs were provided company-paid life insurance premiums and an auto allowance. In addition, Mr. Schmidt was reimbursed for certain moving expenses. For additional information regarding other benefits and perquisites, refer to the “Summary Compensation Table”.  The Compensation Committee in its discretion may revise, amend or add to such NEOs benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently in line with those provided by comparable companies.

Tax and Accounting Considerations
Subject to certain limitations and terms, section 162(m) of the Internal Revenue Code and its implementing regulations provide that we may not deduct compensation of more than $1 million paid in any year to our CEO or certain other employees unless certain criteria are met concerning the terms of the compensation and the processes adopted by us to approve the compensation and the forms of payment. Among other things, these rules require that deductible compensation in excess of the limit be approved by a sufficiently disinterested group of directors and that the material terms governing payment be disclosed to and approved by stockholders. We are currently subject to a transitional period during which the restrictions in these rules do not apply to us because we only became a publicly traded company upon our IPO on July 21, 2015. We may choose to rely on our transitional status rather than the composition and procedures of the Compensation Committee, and we also reserve the right to pay compensation in appropriate cases that may not qualify for deduction in whole or in part under these rules.

COMPENSATION COMMITTEE REPORT
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Evren Bilimer, Chair
Frances Frei
Philippe Amouyal

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by, or paid to our NEOs during the years ended December 31, 2015, 2014 and 2013.

Name and principal position	Year	Salary ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
Kurt Schmidt	2015	$653,727	$613,294	$48,237	$1,315,258
Chief Executive Officer	2014	$631,905	$366,505	$27,722	$1,026,132
	2013	$609,000	$913,500	$24,732	$1,547,232
Mike Nathenson	2015	$327,866	$205,646	$27,394	$560,906
Chief Financial Officer	2014	$318,270	$123,071	$26,642	$467,983
	2013	$304,500	$319,741	$30,072	$654,313
Billy Bishop	2015	$293,421	$187,083	$26,770	$507,274
President and Chief Operating Officer	2014	$269,088	$104,052	$18,724	$391,864
	2013	$253,750	$266,451	$13,620	$533,821

(1)	Amounts reflect actual base salary payments made to the NEOs.

(2)	Reflects amounts earned under our fiscal 2015, 2014 and 2013 annual incentive compensation plans, respectively.

(3)	Amounts shown as "All other compensation" for 2015 consist of the following:

Name	401(k) Company Match	Company-Paid Life Insurance Premium	Auto Allowance	Moving Expenses	Total
Kurt Schmidt	$8,975	$3,354	$15,000	$20,908	$48,237
Mike Nathenson	$10,600	$1,794	$15,000	$—	$27,394
Billy Bishop	$10,600	$1,170	$15,000	$—	$26,770

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015
The following table provides information concerning each grant of plan-based awards made to a NEO in fiscal 2015. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Award Type	Threshold ($)	Target ($)	Maximum ($)
Kurt Schmidt	Cash Incentive Compensation (a)	$98,918	$659,455	$989,183
	Long-term Cash Incentive Compensation (b)	$795,675	$1,591,350	$2,387,025
Mike Nathenson	Cash Incentive Compensation (a)	$33,169	$221,125	$442,250
	Long-term Cash Incentive Compensation (b)	$200,850	$401,700	$602,550
Billy Bishop	Cash Incentive Compensation (a)	$30,175	$201,164	$402,328
	Long-term Cash Incentive Compensation (b)	$170,594	$341,188	$511,782

a) The amounts shown under the “Threshold” column represent an assumption that the Company achieves a percentage of target adjusted operating income margin that is equal to 90% and a percentage of its target net sales that is less than 95%. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target-level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation for Mike Nathenson and Billy Bishop, and 150% of the target cash incentive compensation in the case of Kurt Schmidt, assuming maximum-level performance is achieved under the financial performance measures.
b) The amounts shown under the "Threshold" column represent an assumption that the Company only achieves 50% of the target. The amounts under the "Target" column represent 100% of the target long-term incentive compensation, assuming target-level performance is achieved. The amounts shown under the "Maximum" column represent 150% of the target long-term incentive compensation.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
The following table shows the number of shares of our common stock covered by exercisable and unexercisable options and held by our NEOs on December 31, 2015.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date
Kurt Schmidt	12/18/2012	1,514,763	1,204,954	$5.60	12/18/2022
Mike Nathenson	12/18/2012	418,222	321,320	$5.60	12/18/2022
Billy Bishop	—	—	—	—	—
(a) Options reported relate to the awards listed in the table below. These time-based stock options vest in five equal, annual installments on each anniversary of the date of the grant.

Name	Grant Date	Time-Based Options Granted	Option Exercise Price ($)
Kurt Schmidt	12/18/2012	3,012,382	$5.60
Mike Nathenson	12/18/2012	803,300	$5.60
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015
The following table provides information concerning our NEOs’ exercises of stock options during fiscal 2015. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, and the dollar value realized upon exercise of stock options.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)
Kurt Schmidt	292,665	$4,102,055
Mike Nathenson	63,758	$918,115
Billy Bishop	—	$—
a) Aggregate dollar amounts was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following is a description of the specific circumstances relating to termination of employment and change in control (with “change in control” defined in our 2015 Plan) of the Company that will trigger payments to certain NEOs and a calculation of the estimated payments to those officers as a result of the occurrence of those events had they occurred on December 31, 2015, the end of the Company’s 2015 fiscal year. “Change in control” is generally defined as (i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) of more than 50% (on a fully diluted basis) of either a) the then outstanding shares of common stock or b) the combined voting power of the then outstanding voting securities, (ii) a change in the majority of the Board of Directors or (iii) the sale, transfer or other disposition of all or substantially all of the Company's assets to any person that is not an affiliate of the Company.

Kurt Schmidt
Mr. Schmidt’s offer letter provides that, in the event of a change in control all his unvested options will immediately become fully vested and exercisable. In addition, in the event of a change in control all of his account balances in the Company’s 401(k) plan, including any unvested balances from potential non-elective contributions made by the Company, will automatically and fully vest. The Company will also reimburse him for the actual cost of COBRA coverage for up to the maximum period of time permitted by law if his employment terminates following a change in control.
Mike Nathenson
Mr. Nathenson’s offer letter provides that, solely in the event of his termination without “cause” or for “good reason” (as such terms are defined in Mr. Nathenson’s offer letter) in connection with or within 12 months of a change in control, subject to his signing a standard release of claims, all his unvested options will immediately become fully vested and exercisable. In addition, all of his account balances in the Company’s 401(k) plan, including any unvested balances from Company matches, will automatically and fully vest and the Company will reimburse him for the actual cost of COBRA coverage for up to the maximum period of time permitted by law.
We currently have no formal change in control arrangements with Billy Bishop.
For purposes of the table below, we have assumed that all unvested stock options have fully vested immediately prior to a change in control on December 31, 2015, the last day of fiscal 2015, and that a termination without “cause” occurred immediately following a change in control on December 31, 2015. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on December 31, 2015, as reported by NASDAQ, which was $18.71, and the exercise price of the options, $5.60.
There can be no assurance that a change in control would produce the same or similar results as those set forth below on any other date or at any other price.

	Kurt Schmidt	Mike Nathenson	Billy Bishop
Option Value	$15,796,947	$4,212,505	$—
COBRA costs	44,466	25,555	—
Total	$15,841,413	$4,238,060	$—

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth the number of shares of Blue Buffalo Pet Products, Inc. common stock owned by each of the following parties as of April 7, 2016, or as of such other date as indicated: (a) each person known by Blue Buffalo Pet Products, Inc. to own beneficially more than five percent of the outstanding common stock; (b) our NEOs; (c) each director; and (d) all directors and executive officers as a group. Unless otherwise indicated in the footnotes, the address of each beneficial owner named below is: c/o Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut, 06897.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Total
Greater than 5% Shareholders
Invus, L.P.(1)	114,987,547	58.6%
Christopher T. Bishop(2)(3)(8)(9)	19,148,632	9.8%
The Bishop Family Limited Partnership(3)	15,971,242	8.1%
Named Executive Officers and Directors:
Kurt T. Schmidt(4)	1,568,334	*
William W. Bishop, Jr.(3)(5)(8)	18,187,132	9.3%
Michael Nathenson(6)	418,222	*
William W. Bishop	17,753	*
Raymond Debbane(7)	6,874	*
Philippe Amouyal(7)	6,874	*
Evren Bilimer(7)	6,874	*
Aflalo Guimaraes(7)	6,874	*
Michael A. Eck	11,124	*
Frances Frei	11,124	*
Amy Schulman	11,124	*
All executive officers and directors as a group (11 persons)	20,252,309	10.3%

*	Less than 1%

(1)
Invus Advisors, L.L.C., or Invus Advisors, is the general partner of Invus, L.P. Artal International S.C.A. is the managing member of Invus Advisors. Artal International Management S.A. is the managing partner of Artal International S.C.A. Artal Group S.A. is the sole shareholder of Artal International Management S.A. Westend S.A. is the sole shareholder of Artal Group S.A. Stichting Administratiekantoor Westend, or the Stichting, is the sole shareholder of Westend S.A. Pascal Minne is the sole member of the board of the Stichting. Accordingly, each of Invus Advisors, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., the Stichting and Pascal Minne may be deemed to beneficially own the shares of common stock held of record by Invus, L.P. The address of Invus, L.P. and Invus Advisors is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address of Artal International S.C.A., Artal International Management S.A., Artal Group S.A. and Westend S.A. is 10-12 avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of the Stichting is De Boelelaan 7, NL-1083 HJ Amsterdam, The Netherlands. The address of Pascal Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)
Includes (i) 487,877 shares of common stock held by Christopher T. Bishop, (ii) 1,138,389 shares of common stock held by the American Phoenix Trust, (iii) 15,971,242 shares of common stock held by The Bishop Family Limited Partnership and (iv) 1,551,124 shares of common stock held by The Orca Trust. Christopher T. Bishop is the sole trustee of the American Phoenix Trust and has voting and investment power over the shares of common stock held by the American Phoenix Trust. Christopher T. Bishop is a primary beneficiary of The William W. Bishop Children’s Spray Trust, or the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership, and, collectively with William W. Bishop, Jr., our President and Chief Operating Officer, has the ability to remove and replace the trustee of the Bishop Trust. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Christopher T. Bishop is the protector of The Orca Trust and has the ability to remove the trustee. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Orca Trust. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Orca Trust.

(3)
Stephen Saft is the sole trustee of the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership. Accordingly, Stephen Saft may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. Stephen Saft disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop are the primary beneficiaries of the Bishop Trust and they collectively have the ability to remove and replace the trustee of the Bishop Trust. As a result, William W. Bishop, Jr. and Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. and Christopher T. Bishop each disclaim beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership.

(4)	Includes 1,514,763 shares of common stock issuable upon exercise of stock options held by Mr. Schmidt that maybe exercised within 60 days of April 7, 2016.

(5)
Includes (i) 664,766 shares of common stock held by William W. Bishop, Jr., (ii) 15,971,242 shares of common stock held by The Bishop Family Limited Partnership and (iii) 1,551,124 shares of common stock held by The Orca Trust. William W. Bishop, Jr. is a primary beneficiary of the Bishop Trust, which is the general partner of The Bishop Family Limited Partnership, and, collectively with Christopher T. Bishop, has the ability to remove and replace the trustee of the Bishop Trust. As a result, William W. Bishop, Jr. may be deemed to possess beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. disclaims beneficial ownership of the shares of common stock held by The Bishop Family Limited Partnership. William W. Bishop, Jr. is the sole trustee of The Orca Trust and has voting and investment power over the shares of common stock held by The Orca Trust.

(6)	Includes 418,222 shares of common stock issuable upon exercise of stock options held by Mr. Nathenson that maybe exercised within 60 days of April 7, 2016.

(7)
Raymond Debbane, Philippe Amouyal, Evren Bilimer and Aflalo Guimaraes are each officers of Invus Advisors, but each disclaims beneficial ownership of the shares beneficially owned by Invus, L.P. The address for each of Raymond Debbane, Philippe Amouyal, Evren Bilimer and Aflalo Guimaraes is c/o The Invus Group, LLC, 750 Lexington Avenue, 30th Floor, New York, NY 10022.

(8)
William W. Bishop, Jr., is the sole trustee of The Orca Trust and has voting and investment power over the shares of common stock held by The Orca Trust. Christopher T. Bishop is the protector of The Orca Trust and has the ability to remove and replace the trustee. As a result, Christopher T. Bishop may be deemed to possess beneficial ownership of the shares of common stock held by The Orca Trust. Christopher T. Bishop disclaims beneficial ownership of the shares of common stock held by The Orca Trust.

(9)	Christopher T. Bishop is the sole trustee of the American Phoenix Trust and has voting and investment power over the shares of common stock held by the American Phoenix Trust.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than ten percent (10%) of our common stock, file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Based solely on a review of the copies of such reports and written representations from our executive officers, directors and Invus, we believe that all forms were filed in a timely manner during fiscal 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Investor Rights Agreement
We entered into an investor rights agreement on July 10, 2012, with our Sponsor, The Bishop Family Partnership and certain shareholders, which was amended and restated on January 21, 2015. The amended and restated investor rights agreement contains agreements among the parties with respect to the election of directors, restrictions on the transfer of shares and tag-along rights and drag-along rights. The amended and restated investor rights agreement also provides that all shareholders party to the agreement are entitled to participate in certain offerings of the Company’s securities registered under the Securities Act which are initiated by our Sponsor, subject to certain exceptions. This agreement provides our Sponsor with “demand” registration rights. The amended and restated investor rights agreement also provides that we will pay certain expenses of these shareholders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
The amended and restated investor rights agreement is herein incorporated by reference to the Company's Prospectus filed with the SEC on July 21, 2015.
Other Related Party Transactions
As of December 31, 2015, Invus Partners, LLC, an affiliate of our Sponsor, held $20.0 million of our outstanding debt under our senior secured credit facilities. Several of the members of our Board of Directors are members of our Sponsor as well as managing directors and officers of the general partner of our Sponsor and managing directors and officers of an investment advisor to our majority shareholder.
In addition, Kunkemueller Enterprises LP, or Kunkemueller, which is owned in part by the wife of Aflalo Guimaraes, one of the members of our Board of Directors, held $1.5 million of our debt under our senior secured credit facilities as of December 31, 2015.
Both our Sponsor and Kunkemueller receive their respective pro rata share of interest payments made by us in respect of the outstanding debt under our senior secured credit facilities. For the year ended December 31, 2015, such pro rata share amounted to $773,030 in respect of our Sponsor, and $57,689 in respect of Kunkemueller.
Christopher (“Chris”) Bishop, our Senior Vice President of Advertising, is the brother of our President and Chief Operating Officer and the son of our Chairman and Director. Total cash payments made by us to Chris Bishop, including salary, bonus and a car allowance, for the year ended December 31, 2015 were $319,081.
Procedures for Related-Party Transactions
Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on NASDAQ.
Under the new policy a related party must promptly disclose to the General Counsel, or such other person designated by the Board of Directors, any related party transaction in which such related person had or will have a direct or indirect material interest and all material facts with respect thereto. The General Counsel, or such other person, will promptly communicate such information to the Board of Directors, as applicable.
Related party transactions where the amount involved is less than or equal to $120,000 and that involve our executive officers (other than the Chief Financial Officer and the Chief Executive Officer) shall be reviewed and approved or ratified by the Chief Financial Officer. All other related party transactions, including any related party transaction where the amount involved exceeds $120,000 or that involves the Chief Executive Officer, the Chief Financial Officer or any member of the Board of Directors, shall be reviewed and approved or ratified by the disinterested members of the Board of Directors or any Committee of the Board of Directors, provided that, in each case, a majority of the members of the Board of Directors or any Committee of the Board Directors, as applicable, are disinterested. The Chief Financial Officer shall review all related party transactions that he or she approves with the Audit Committee annually. We will disclose to the Audit Committee any employment of a related party by a customer or vendor of the Company.
In addition, the related person transaction policy provides that the approving body, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and the Code.

AUDIT COMMITTEE REPORT
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee has reviewed and discussed with our management and the independent registered public accounting firm, KPMG LLP, our audited consolidated financial statements for the year ended December 31, 2015. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).
The audit committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence from the Company.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee
Michael A. Eck, Chair
Amy Schulman
Frances Frei

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP (“KPMG”), an independent registered public accounting firm, to perform an audit of the Company’s consolidated financial statements for fiscal year 2016. In determining whether to reappoint KPMG, the Audit Committee considered a number of qualitative factors at both the engagement team and firm level, including, among other things, their capabilities, technical expertise, quality of services and knowledge of the Company’s operations and industry.
Independent Auditor Fees and Services
The following table presents fees billed for professional services rendered by KPMG for fiscal years 2015 and 2014.

	2015	2014
Audit Fees	$693,000	$402,000
Audit-Related Fees (1)	323,000	765,000
Tax Fees (2)	—	59,000
All Other Fees	—	—
KPMG Total Fees	$1,016,000	$1,226,000

(1)
Audit-Related Fees in fiscal years 2015 and 2014 included costs associated with the initial public offering of $323,000 and $500,000, respectively. In fiscal 2014, Audit-Related Fees also included fees related to a readiness assessment of the Company's internal control over financial reporting of $250,000 and a technical update training on hedge accounting of $15,000.

(2)	Tax fees billed in 2014 related to services rendered in connection with a cost segregation study.
Auditor Independence
The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of those services has not adversely affected KPMG’s independence.
Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services
The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and permitted non-audit services that the independent registered public accounting firm may perform for the Company. Under these policies, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and permitted non-audit services not covered by the services that are pre-approved annually, subject to certain de minimis exceptions permitted under the Exchange Act for services other than audit, review or attest services. The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.
All of the services covered under “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” in the table under the heading, “Independent Auditor Fees and Services” above were pre-approved by the Audit Committee.
While not required by law, the Board of Directors is asking the shareholders to ratify the selection of KPMG as a matter of good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee of the

Board of Directors will reconsider the appointment.
Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the 2016 fiscal year.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Stockholder Proposals for the 2017 Annual Meeting
If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, Blue Buffalo Pet Products, Inc., 11 River Road, Wilton, Connecticut 06897. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2017 Annual Meeting, a proposal must be received by our Secretary on or before December 20, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2017 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting, such a proposal must be received on or after February 2, 2017, but not later than March 4, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

Invitation to Blue Buffalo Pet Products, Inc.
2016 Annual Meeting of Stockholders
Blue Buffalo Pet Products, Inc. will conduct its Annual Meeting of Stockholders on Thursday, June 2, 2016, at 10:00 a.m. The meeting will be held at Dolce Norwalk, 32 Weed Avenue, Norwalk, Connecticut, 06850.
You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 9:30 a.m. The meeting will convene promptly at 10:00 a.m.
In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of stock ownership as of the record date of April 7, 2016 will be required to enter the meeting. Photo identification is also required for admission.
We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

BLUE BUFFALO PET PRODUCTS, INC. (BUFF)
Annual Meeting of Stockholders
June 2, 2016 10:00AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William Bishop and Lawrence Miller as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Blue Buffalo Pet Products, Inc. to be held on June 2, 2016, and at any and all adjournments and postponements thereof.
The proxies will vote as directed by the shareholder on this proxy card. If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.
Your vote on the election of Class I directors and the ratification, by a non-binding vote, of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)

Blue Buffalo Pet Products, Inc. (BUFF) 11 River Road Wilton, Connecticut 06897
VOTE BY INTERNET www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge , 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1.	Election of Class I Nominees
Nominees:
01 Michael A. Eck	02 Frances Frei	03. Kurt Schmidt
The Board of Directors recommends a vote FOR the the following proposal:
			For	Against	Abstain
2.	Ratification, in a non-binding vote, of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date